EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Taubman Centers, Inc. (the Company) of our reports dated February 26, 2010, with respect to the consolidated balance sheet of Taubman Centers, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Taubman Centers, Inc.

Our report on the Company's consolidated financial statements and related financial statement schedules refers to the Company's change in method of accounting for noncontrolling interests due to the adoption of a new accounting pronouncement for noncontrolling interests, as of January 1, 2009.

/s/ KPMG LLP

Chicago, Illinois
October 14, 2010